UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FNB CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mary G. Staples, a participant of FNB Shareholders for Progress, submitted a letter to the editor of The Roanoke Times which first published it in the following form on February 4, 2008:

Be sure you have the facts about the merger of equals between First National Bank and Virginia Financial Group. The opposition will have you believe this is bad for shareholders, yet an article in the Wall Street Transcript on Jan. 18 states “Great opportunity to compound a strong return over the next several years based on the current valuation.” Investors and brokers have also highlighted advantages.

The opposition wants you to believe the decreases in stock prices are due to management and the merger. Those who follow bank holding company stock will note similar percentage drops over the past year. I ask why many shareholders concerned about losing FNB do not have a banking relationship with the bank. Could it be they really want a sale of the bank?

The First National Bank name has been around for over 100 years, yet is shared by numerous other banks around the FNB footprint, often causing confusion for current and would-be customers. Great customer service, not the name, made this the bank of choice.

Get the facts and join me in voting in favor of the merger.

Mary Staples

Vice President & Shareholder of FNB Corporation

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus. The Form S-4 was declared effective by the SEC on December 28, 2007, and the definitive joint proxy statement/prospectus was first mailed to shareholders of VFG and FNB on or about January 3, 2008. Each of FNB and VFG may also file with the SEC other documents regarding the proposed merger.

FNB and VFG urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on FNB’s website is not, and shall not be deemed to be, a part of this letter or incorporated into other filings FNB or VFG makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.